Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To: Madison Enterprises Group, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated May 1, 2009 relating to the financial statements of Madison Enterprises Group, Inc., as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007 and for the period August 17, 2006 (inception) to December 31, 2008.

/s/ Bernstein & Pinchuk LLP

New York, New York
November 2, 2009